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                    July 22, 2022

       Nipul Patel
       Chief Financial Officer
       Array Technologies, Inc.
       3901 Midway Place NE
       Albuquerque, New Mexico 87109

                                                        Re: Array Technologies,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 6, 2022
                                                            File No. 001-39613

       Dear Mr. Patel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing